Exhibit 4.2
FIRST SUPPLEMENTAL INDENTURE
     FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of August 28, 2008, among Stone Energy Offshore, L.L.C. (the “New Subsidiary Guarantor”), a Delaware limited liability company and subsidiary of Stone Energy Corporation, a Delaware corporation (the “Company”), the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee to JPMorgan Chase Bank, National Association, a national banking association, under the Indenture referred to below (the “Trustee”).
WITNESSETH:
     WHEREAS the Company has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”) dated as of December 15, 2004, providing for the issuance of an unlimited aggregate principal amount of 6 3/4% Senior Subordinated Notes due 2014 (the “Securities”);
     WHEREAS Section 4.13 of the Indenture provides that under certain circumstances the Company is required to cause the New Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantor shall unconditionally guarantee all the Company’s obligations under the Securities pursuant to a Subsidiary Guaranty on the terms and conditions set forth herein; and
     WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture;
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:
     1. Agreement to Guarantee. The New Subsidiary Guarantor hereby agrees, jointly and severally with all other Subsidiary Guarantors, if any, to unconditionally guarantee the Company’s obligations under the Securities on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture.
     2. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.
     3. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

     4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
     5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     6. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

STONE ENERGY OFFSHORE, L.L.C.

By:	STONE ENERGY CORPORATION
its Sole Member

By:	/s/ Kenneth H. Beer

Name:	Kenneth H. Beer
Title:	Senior Vice President and
Chief Financial Officer

STONE ENERGY CORPORATION

By:	/s/ Kenneth H. Beer

Name:	Kenneth H. Beer
Title:	Senior Vice President and
Chief Financial Officer

THE BANK OF NEW YORK
MELLON TRUST COMPANY, N.A.
as Trustee

By:	/s/ Julie H. Ramos

Name:	Julie Hoffman-Ramos
Title:	Assistant Treasurer
Signature Page to First Supplemental Indenture